Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (the “Agreement”) is entered into on November 2, 2022, but effective as of June 14, 2022 (“Effective Date”), between Chia-Lin Simmons (the “Executive”) and LogicMark, Inc., a Delaware Corporation (the “Company”). The Company and Executive will collectively be referred to as the “Parties.”

RECITALS

A.	Executive and the Company previously entered into that certain Employment Agreement, dated as of June 8, 2021 (the “Prior Agreement”), providing for Executive to serve as the Company’s Chief Executive Officer for a term commencing on June 14, 2021 through and until June 14, 2022, such term to automatically renew for an additional year if Executive achieved the objectives for the first year of such Prior Agreement.

B.	Due to unanticipated challenges to the Company, it was not possible for Executive to achieve such objectives. However, in consideration of Executive’s successful leadership of the Company through such challenges, the Company desires to assure itself of the continued services of Executive by engaging Executive to perform services as Chief Executive Officer under the terms of this Agreement.

C.	As Executive has continued to serve in her capacity as the Company’s Chief Executive Officer from and after June 14, 2022 to the date of execution of this Agreement, Executive and the Company have agreed that this Agreement shall reflect such continuity and therefore shall be effective as of such earlier date.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the Parties agree as follows:

1. Employment. The Company hereby agrees to employ Executive and Executive hereby accepts employment with the Company on the terms and subject to the conditions hereinafter set forth.

2. Duration of Employment. Subject to the terms of this Agreement, the Executive’s employment hereunder shall be deemed to have begun on June 14, 2022 (“Commencement Date”) and shall continue until August 31, 2025 (the “Term”), unless terminated on an earlier date pursuant to Section 7 below. The Executive and the Company agree that, as of the Effective Date, the Prior Agreement is deemed to have been superseded by this Agreement and of no further force and effect.

3. Position and Duties. During the Term, the Company shall employ the Executive in the position of President and Chief Executive Officer of the Company. Executive shall report to the Board of Directors of the Company (the “Board”). During the Term, Executive shall also serve as a member of the Board, subject to reelection by the Company’s stockholders in accordance with the Company’s Certificate of Incorporation and Bylaws . Executive shall render such services to the Company as are customarily rendered by an executive holding the position of Chief Executive Officer, President and/or Director of comparable companies and as required by the Company’s Certificate of Incorporation and Bylaws.

3.1 During the Term, Executive will devote her best efforts and abilities to the Company’s business and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or unreasonably interfere with the rendering of such services either directly or indirectly, without the prior written consent of the Board. Notwithstanding the above, Executive shall be permitted to serve on the board of directors for other entities, provided that such entities do not compete with the Company and that Executive’s services on such other boards does not interfere with her work for the Company.

4. Location. The Company’s corporate office is located at 2801 Diode Lane, Louisville, Kentucky, 40299. However, Executive shall be permitted to perform her job remotely and shall not be required to perform work related services at the Kentucky location referenced above.

5. Compensation.

5.1 Base Compensation. As compensation for the performance of Executive’s services hereunder, the Company shall pay to Executive an annual base salary of Five Hundred Thousand Dollars ($500,000.00) (the “Base Salary”), effective on June 14, 2022. The Base Salary may be increased from time to time in the Board’s sole discretion and upon its approval. The Base Salary shall be reviewed annually and may be increased (but not decreased) from time to time in the Board’s sole discretion and upon its approval. The Base Salary shall be payable in accordance with the Company’s normal payroll practices, less such deductions and amounts to be withheld therefrom by law or at Executive’s request.

5.2 Annual Bonus. Executive will also be eligible to participate in an annual bonus program. The annual bonus shall have a target, and maximum amount, of 100% of eligible base salary, subject to applicable taxes and withholdings (the “Bonus”). In the fourth quarter of each year, the Executive shall propose annual goals, and bonus criteria, which shall address both operational and financial targets and which shall reflect clear metrics (“Annual Bonus Goals”), for the next fiscal year to the Board, and the Board shall approve Annual Bonus Goals that are mutually agreeable to both parties. For the 2022 fiscal year, the Annual Bonus Goals shall be the criteria set forth at Exhibit A to this Agreement. Following the close of each fiscal year, the Compensation Committee shall determine the amount of the Executive’s Bonus within the guidance set forth in the Annual Bonus Goals. The Bonus, if any, shall be paid either in January of the following year or upon completion of the annual audit, if financial objectives are included in the Bonus Criteria, but no later than March 30 of the following year. Except as provided in this Agreement, Executive shall not be entitled to receive any Bonus if she is not employed by the Company on the date the Bonus is due to be paid hereunder. .

5.3 Long Term Incentive. The Company and Executive acknowledge that Executive has received two grants of shares of the Company’s Common Stock, each subject to the restrictions and other terms and conditions set forth in the respective Restricted Stock Agreement pertaining to such grant (each such share, a “Restricted Share” and collectively, the “Restricted Shares”): a grant of 266,560 shares of the Company’s Common Stock on June 14, 2021 and a grant of 204,145 shares of the Company’s Common Stock on January 3, 2022. Subject to the approval of the Board, Executive shall be issued further Restricted Share grants from time to time during the Term so that the aggregate number of Restricted Shares held of record by Executive at all times during the Term equals six percent (6%) of the Company’s aggregate issued and outstanding stock as of the applicable date of grant. Each of such Restricted Share grants shall provide for single-trigger acceleration upon a “Change of Control” (for purposes of this Agreement, as defined in Section c. of the Vesting Schedule of that certain Grant Schedule of the Restricted Stock Agreement dated June 14, 2021), and each of Executive’s two existing Restricted Stock Agreements is hereby amended, as of the Effective Date, to reflect such single-trigger acceleration (deleting from each Restricted Stock Agreement the condition that Executive remain an employee or service provider to the Company and its affiliates through the date of such Change of Control). The Company and Executive shall also execute amendments to each of the above existing Restricted Stock Agreements reflecting the above change. On an annual basis, beginning on the first anniversary of the Effective Date, the Board shall consider in its sole discretion further grant(s) of Restricted Shares. Except as provided in this Agreement, all Restricted Shares are subject to the terms set forth in the applicable Restricted Stock Agreement.

5.4 Vacation. Executive shall accrue four weeks of vacation per calendar year. Executive shall be entitled to carry over vacation from year to year. However, if Executive’s vacation balance reaches six weeks, Executive shall cease accrual of vacation until the vacation balance drops below this maximum cap. Any accrued but unused vacation shall be paid out upon termination of Executive’s employment with the Company at Executive’s then-current base salary rate of pay.

5.5 Other Benefits. The Company shall provide the Executive with the following insurance benefits at no cost to the Executive: (1) Preferred Provider Organization medical, dental and vision coverage for the Executive and her dependents, (2) short-term disability insurance, (3) long-term disability insurance, (4) $500,000 of term life insurance and (5) Accidental Death and Dismemberment Insurance. In addition, Executive shall be entitled to participate in all of the Company’s other employee benefit plans and arrangements.

(a) 401(k) Plan. Executive will be eligible to participate in the Company’s 401(k) Plan, and the Company shall match Executive’s contributions to that Plan, at the same level of matching for other executive employees, subject to the eligibility requirements and other terms and conditions of the 401(k) plan. The foregoing medical, dental, vision and 401(k) Plans (and any other plan that the Company may maintain from time to time) shall collectively be referred to as the “Benefits.”

(b) The The Company will provide Executive with an allowance up to Thirty Thousand Dollars ($30,000) per year to be used for educational or coaching purposes. Expenses will be paid by the Company directly to the vendor.

(c) The Company will pay the cost of Executive’s personal tax counseling, preparation of her personal income tax returns, financial planning, and/or wealth management counseling, up to an annual maximum of ten thousand dollars ($10,000.00) in the aggregate for all such services. Expenses will be paid by the Company directly to the vendors.

5.6 Directors and Officers Liability Insurance. The Company shall maintain a minimum of ten million dollars ($10,000,000) of Directors and Officers Liability Insurance, which shall include tail coverage for a period of five years after the expiration or termination of such Insurance.

6. Expenses. Executive shall be reimbursed for reasonable expenses for promoting the business of the Company, including reasonable entertainment and similar items pursuant to the Company’s general travel and expenses policy. Executive will also be entitled to reimbursement of cell phone and home Internet connectivity charges. The Company will provide Executive with a corporate credit card; for expenses not charged on her corporate credit card, reimbursement shall be made within 15 calendar days of Executive’s submission of the proper documentation substantiating the business-related expense.

7. Termination.

7.1 Cause. The Board may terminate Executive’s employment at any time during the Term for Cause. For purposes of this Agreement, “Cause” means any of the following:

(a) The commission by Executive of a material act of fraud or embezzlement against the Company;

(b) Executive’s willful and continued violation of any material provision of this Agreement, which has not been cured within 30 days after notice of such non-compliance has been given in writing by the Board to Executive, to the extent such violation is capable of being cured;

(c) Executive’s gross negligence or willful misconduct in connection with the performance of her duties, which has not been cured within 30 days after notice of such gross negligence or willful misconduct has been given in writing by the Board to Executive, to the extent such violation is capable of being cured;

(d) Executive’s intentional refusal or willful failure to follow material and lawful Company policies, or to substantially carry out the lawful and reasonable direction of the Board (other than any such failure resulting from Executive’s Disability (as defined below) and excluding any failure to achieve a lawful and reasonable directive following the expenditure by Executive of commercially reasonable best efforts), which has not been cured within 30 days after notice of such refusal or failure has been given in writing by the Board to Executive, to the extent such refusal or failure is capable of being cured; or

(e) Executive’s conviction of a felony, which in the reasonable opinion of the Board, substantially and materially impairs Executive’s capacity to perform her duties under this Agreement or is materially injurious to the Company.

With respect to all of the above, no act or failure to act on the part of Executive shall be considered “willful” unless the Board reasonably and in good faith determines it was done, or omitted to be done, in bad faith or without reasonable belief that Executive’s act or omission was in the best interests of the Company. Without any act, or failure to act, based upon express authority given pursuant to a resolution duly adopted by the Board with respect to such act or omission, or based upon the advice of legal counsel to the Company, shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

7.2 Resignation or Termination by Company with Cause. If the Board terminates Executive’s employment with Cause, or Executive resigns from the Company without “Good Reason” (as defined below), then the Company shall pay Executive’s Base Salary prorated through the date of termination, at the rate in effect at the time notice of termination is given, together with accrued but unused vacation pay. In addition, Executive shall retain all of the shares of Common Stock granted to her under her Restricted Stock Agreements that have vested as of the date of termination, pursuant to the terms set forth in such Restricted Stock Agreements.

7.3 Expiration of Term. Nothing in this Agreement shall be construed to require the Company to extend the Term of this Agreement or to offer the Executive employment after this Agreement expires, or for Executive to provide services to the Company after such Term ends and/or this Agreement expires. If the Term expires without renewal of this Agreement and without any other agreement for continuing employment by the Company of the Executive beyond the Term, then the Company shall pay to Executive, on the expiration date, Executive’s Base Salary prorated through the final day of the Term, at the rate in effect at the time notice of termination is given, together with (i) accrued but unused vacation pay, (ii) any remaining Bonus for a prior fiscal year that has accrued but has not yet been paid to Executive as of the expiration date, and (iii) a prorated portion of Executive’s Bonus for the current fiscal year, as determined by the Board in its discretion in light of Executive’s achievement of the Annual Bonus Goals through the expiration date, any other factors relevant to Executive’s performance during such fiscal year and the Company’s overall performance during such fiscal year.

7.4 Termination for Convenience. The Board may terminate Executive without Cause upon sixty (60) days’ written notice to Executive.

7.5 Good Reason. Executive may terminate her employment for Good Reason as defined below, at any time upon written notice to the Board, which notice specifies the reason(s) for her termination. The term “Good Reason” shall mean the occurrence of any one of the following events:

(a) Without Executive’s express written consent, the Board removes Executive from or fails to reappoint Executive to any of her positions as specified in this Agreement, except in connection with the termination of Executive’s employment resulting from death, incapacity, Cause, or expiration or non-renewal of this Agreement;

(b) Without Executive’s express written consent, the Board: (i) materially reduces Executive’s duties, responsibilities or authorities (in each case where they are substantially related to Executive’s role as Chief Executive Officer), job title, reporting relationship, or working conditions from what was in effect on the Effective Date and the Company has failed to correct such matter within 30 days of written notice thereof from Executive that Executive intends to resign if such matter is not remedied, (ii) reduces Executive’s Base Salary, as then in effect, except in connection with an executive-wide, cost-cutting reduction in salaries, with reductions of no more than ten percent (10%), or (iii) directs Executive to take any action or omit to take any action which constitutes a violation of applicable law;

(c) Failure by the Company to comply with any material provision of this Agreement, which has not been cured within 30 days after written notice of such non-compliance has been given by Executive to the Board; or

(d) Failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company after a Change of Control.

7.6 Termination for Convenience, Disability, Death or by Executive for Good Reason. In the event that, during the Term, Executive’s employment with the Company is terminated: (1) without Cause, (2) due to Executive’s death or Disability (as defined below), or (3) due to Executive resigning with Good Reason, Executive shall (subject to in the case of termination without Cause or Disability, the execution and delivery by the Executive to the Company of a general release agreement in a form reasonably prescribed by the Company (which form is attached hereto as Exhibit B)), be entitled to receive the greater of (i) the balance of Base Salary and benefits still owed to Executive under this Agreement, and (ii) salary continuation and Company-paid COBRA coverage for twelve (12) months. Under this Section 7.6, the Executive shall also receive the target Bonus, irrespective of the Annual Bonus Goals, prorated for days worked during the fiscal year, up until the date of termination, as well as accrued but unused vacation pay, payment of both of which will be made at the time of termination. With respect to the payments hereunder, Executive is not obligated to seek other employment and these amounts shall not be mitigated to the extent that Executive obtains other employment. All of the unvested Restricted Shares held by Executive at the date of termination shall accelerate and vest in full as of the date of termination, and Executive (or, in the case of death, Executive’s estate or designated beneficiaries) shall be entitled to retain all of such Restricted Shares as well as the Restricted Shares granted to her under her Restricted Stock Agreements which have previously vested..

7.7 Resignation of Other Positions. Upon termination of employment for any reason whatsoever, the Executive shall be deemed to have resigned from any office(s) or positions then held with the Company, including the Board of Directors.

8. Disability. By signing and accepting this offer of employment, Executive is certifying, to the best of her knowledge, that Executive is able to perform the essential functions of the role outlined above, with or without reasonable accommodation.  “Disability” means any health condition, physical or mental, or other cause beyond Executive’s control that substantially prevents Executive from performing Executive’s duties, even after the Company makes reasonable accommodation for a period of six consecutive months within any 360-day period. The Company may, in its sole discretion, grant Executive a leave of absence. The terms of such a leave shall be confirmed by the Board in writing, and shall determine Executive’s right, if any, to continued compensation, Executive’s obligation to continue Executive’s job duties, the terms under which Executive may return to work, and all other conditions of the leave.

9. Confidentiality. Except as herein provided, Executive agrees that during Executive’s employment by the Company and for a period of two (2) years after such employment terminates for any reason, Executive: (i) shall keep Confidential Information (as defined below) confidential and shall not directly or indirectly, use, divulge, publish or otherwise disclose or allow to be disclosed any aspect of Confidential Information (as defined below) without the prior written consent of the Board or as otherwise required by law; (ii) shall refrain from any action or conduct which might reasonably or foreseeably be expected to compromise the confidentiality or proprietary nature of the Confidential Information; and (iii) shall follow recommendations made by the Board from time to time regarding Confidential Information. Information disclosed by Executive pursuant to court order, subpoena or other applicable law, or disclosure to Executive’s legal, tax, investment or accounting advisors or representatives shall not constitute a breach of this Section 9.

9.1 For purposes of this Agreement “Confidential Information” includes but is not limited to trade secrets, confidential information, knowledge or data of the Company, or any of its clients, customers, consultants, shareholders, licensees, licensors, vendors or affiliates, that Executive may produce, obtain or otherwise acquire or have access to during the course of Executive’s employment with the Company (whether before or after the date of this Agreement), including but not limited to: matters of an artistic nature, scripts, concepts, ideas, business plans, records, and affairs; client lists and/or files; client matters; employee information, Company strategies and plans; sources of supply and vendors; special business relationships with vendors, agents, and brokers; promotional materials and information; financial matters; mergers; acquisitions; equipment, technologies and processes; personnel matters; inventions; intellectual property; technical data; software programs; operations and production costs; ideas; plans technology; market analysis; technical services; incentives; client needs; client concerns; and other information which Company has developed at its expenditure of time, effort and/or expense. All Confidential Information and all tangible materials containing Confidential Information are and shall remain the sole property of the Company, including, but not limited to electronic files and emails.

9.2 Executive shall have no obligation under this Agreement to maintain in confidence any information that: (i) is in the public domain at the time of disclosure; (ii) though originally Confidential Information, subsequently enters the public domain other than by breach of Executive’s obligations hereunder or by breach of another person’s or entity’s confidentiality obligations; (iii) is shown by documentary evidence to have been known by Executive prior to disclosure to Executive by the Company; or (iv) Executive is required to disclose by applicable law or legal process.

9.3 Nothing in this Agreement prohibits or restricts Executive from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board or a similar agency enforcing federal, state or local anti-discrimination laws. Executive further understands that this Agreement does not limit her ability to communicate with any government agency, entity or organization, make disclosures or otherwise participate in any investigation or proceeding that may be conducted by any government agency, entity or organization. Under the Defend Trade Secrets Act of 2016, Executive shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is (i) made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement shall prohibit Executive from reporting possible violations of federal or state law or regulation to any governmental agency or entity or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation.  Executive does not need the prior authorization of the Company to make any such whistleblower reports or disclosures and is not required to notify the Company that she has made such whistleblower reports or disclosures. Nothing in this Agreement prohibits or restricts Executive from making any other disclosures protected by law, including (without limitation) disclosure of her own salary to fellow employees. To the extent that Executive makes any protected disclosures to any governmental authority, she will exercise all commercially reasonable efforts to preserve the confidentiality of the Confidential Information, including, without limitation, reasonably cooperating with the Company (at the Company’s sole expense) to obtain an appropriate order or other reliable assurance that confidential treatment will be accorded such information or data by such governmental authority and will disclose only that portion of the Confidential Information that she is legally required to disclose.

10. Employee Non-Solicitation Covenant. During Executive’s employment with the Company and for a period of one year following the termination of Executive’s employment with the Company, Executive shall not solicit or attempt to solicit employees of the Company or its subsidiaries or affiliates for the purpose of having such employees leave their employment with the Company; provided, however, that the forgoing shall not prohibit any general solicitation not specifically directed to employees of the Company or hiring of an employee of the Company in response to such permitted general solicitation.

11. Advertising/Publicity. Executive agrees that during the Term, the Company shall have the right to use Executive’s name, biography and likeness in connection with its business, including in advertising its products and services and may grant this right to others. Executive shall have a right of reasonable approval of such biography and likeness and any grants of such advertising/publicity rights by the Company to others.

12. Former Company Information. Executive agrees that Executive has not and will not, during Executive’s employment with the Company: (i) improperly use or disclose any proprietary information or trade secrets of any person or entity with which Executive has an agreement or duty to keep in confidence information acquired by Executive; or (ii) bring onto the premises of the Company any document or confidential or proprietary information belonging to such person or entity unless consented to in writing by such person or entity. Executive shall indemnify the Company and hold it harmless from and against all third party claims, liabilities, damages and expenses, including reasonable outside attorneys’ fees and costs of suit, arising out of or in connection with any violation of this Section.

13. Proprietary Rights; Assignment.

13.1 Executive Developments. For purposes of this Agreement, “Executive Developments” shall mean any idea, discovery, invention, design, method, technique, patents, trademarks, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship that (i) relates to the business or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from or is suggested by any undertaking assigned to Executive or work performed by Executive for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours. All Executive Developments shall be made for hire by Executive for the Company or any of its subsidiaries or affiliates, as further discussed below.

13.2 Ownership and Assignment. All Executive Developments and Confidential Information shall remain the sole property of the Company or any of its subsidiaries or affiliates. Executive shall acquire no proprietary interest in any Confidential Information or Executive Developments developed or acquired during Executive’s employment with the Company. To the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Executive Development, Executive understands and agrees and hereby assigns to the Company all such proprietary rights.

13.3 Execution of Assignment. Executive understands and agrees that Executive shall, both during and after the termination of Executive’s employment for any reason, upon the Company’s request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as may be reasonably necessary or desirable for the Company to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Executive Developments.

13.4 Acknowledgement of Labor Code Section 2870. Executive understands and agrees that the Company is hereby advising Executive that any provision in this Agreement requiring Executive to assign rights in any invention does not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, and that this Paragraph shall constitute written notice of the provisions of Section 2870. Section 2870 provides as follows:

(a) Any provision in an employment agreement which provides that an Executive shall assign, or offer to assign, any of Executive’s rights in an invention to Executive’s Company shall not apply to an invention that the Executive developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities, or trade secret information, except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

(2) Result from any work performed by the Executive for the Company.

(b) To the extent a provision in an employment agreement purports to require an Executive to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of the state and is unenforceable.”

14. Work Made For Hire. The Parties expressly agree that the results and proceeds of the services of Executive hereunder during Executive’s employment with the Company shall constitute a “work made for hire” specially commissioned by the Company and, accordingly, the Company shall be considered the author of said material for all purposes and the exclusive and perpetual owner throughout the universe of all rights (whether or not now known or recognized) comprised of the copyright in and to said material and any and all patents, trademarks, or other right thereto. In the event that all or any portion of such results and proceeds of Executive’s services shall for any reason not be deemed a “work made for hire” for the Company, Executive hereby grants, sells and assigns to the Company exclusively, perpetually, and throughout the universe, all rights of every nature (whether or not now known or recognized) in and to such results and proceeds, immediately upon their coming into existence, including all copyrights therein. Executive will, upon request of the Board, execute such additional documents consistent herewith as the Board may reasonably deem necessary to evidence and effectuate the Company’s rights hereunder. If, after five business days following receipt of the Board’s request, Executive fails to execute such documents, Executive hereby grants to the Company the right, as Executive’s attorney-in-fact, which right shall be irrevocable and coupled with an interest, to execute, acknowledge, deliver and record in the United States Copyright Office or elsewhere, any and all such documents. The Company shall provide Executive with a copy of all such documents executed.

15. Indemnity. The Company shall indemnify and agrees to defend and hold Executive harmless from and against any and all claims, damages, penalties or expenses arising from or in connection with the performance of Executive’s job duties hereunder to the fullest extent required by law. The Executive shall be provided with the form of indemnification agreement provided by the Company to its officers and directors which shall provide, among other provisions, a full defense of claims and advancement of expenses and the maximum indemnification and limitation of liability under applicable law.

16. Absence of Conflict. Executive represents and warrants that Executive’s employment by the Company as described herein shall not conflict with and will not be constrained by any prior employment, contractual or consulting agreement or relationship.

17. Assignment. This Agreement and all rights under this Agreement shall be binding upon and inure to the benefit of and be enforceable by the Parties and their respective personal or legal representatives, executors, administrators, heirs, distributees, devisees, legatees, successors and assigns. This Agreement is personal in nature, and Executive shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity.

18. Notices. For purposes of this Agreement, notices and other communications provided for in this Agreement shall be in writing and shall be delivered personally or via email addressed as follows:

If to Executive:	Chia-Lin Simmons
788 Country Club Drive
Moraga, CA 94556
zeropts@gmail.com

If to the Company:	LogicMark, Inc.
Attention : Chief Financial Officer
2801 Diode Lane
Louisville, KY 40299
legal@logcmark.com

Such notices or other communications shall be effective upon the earlier of delivery or three days after they have been mailed using overnight delivery as provided above.

19. Arbitration.

19.1 Executive and the Company voluntarily agree that any dispute or controversy arising out of or relating to any interpretation, construction, performance, termination or breach of this Agreement or Executive’s employment with or separation from the Company, will be settled by final and binding arbitration by a single arbitrator, with experience in employment matters, to be held in San Francisco, California, in accordance with the rules governing employment disputes of JAMS then in effect; provided, however that the California Code of Civil Procedure shall govern procedural aspects of the arbitration.

19.2 Notwithstanding anything to the contrary in the JAMS rules, the arbitration shall include a written decision by the arbitrator that includes the essential findings and conclusions upon which the decision is based. Consistent with applicable law, Executive and the Company shall each bear their own costs and attorneys’ fees incurred in conducting the arbitration and, except in such disputes where Executive asserts a claim otherwise under a state or federal statute prohibiting discrimination in employment (“Statutory Discrimination Claim”), Company shall pay all fees unique to arbitration (e.g., arbitrator fee and associated costs). In disputes where Executive asserts a Statutory Discrimination Claim against the Company, Executive shall be required to pay only the JAMS filing fee to the extent such filing fee does not exceed the fee to file a complaint in state or federal court. The Company shall pay the balance of the arbitrator’s fees and administrative costs.

19.3 The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. The prevailing party in the arbitration, as determined by the arbitrator, shall be entitled to recover reasonable attorneys’ fees and costs, to the full extent permitted under the law. In disputes where Executive asserts a Statutory Discrimination Claim, reasonable attorneys’ fees and costs shall be awarded by the arbitrator, based on the same standard as such fees would be awarded if the Statutory Discrimination Claim had been asserted in state or federal court. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

20. Governing Law. This Agreement shall be governed and interpreted according to the laws of the State of California without resort to any principle of conflict of laws that would require application of the laws of any other jurisdiction.

21. Severability. If any sentence, phrase, paragraph, subparagraph or portion of this Agreement is found to be illegal or unenforceable, such action shall not affect the validity or enforceability of the remaining sentences, phrases, paragraphs, subparagraphs or portions of this Agreement.

22. Entire Agreement. This Agreement contains all the terms and conditions agreed upon by the Parties regarding the subject matter of this Agreement. Any prior agreements, promises, negotiations, or representations, either oral or written, relating to the subject matter of this Agreement not expressly set forth in this Agreement are of no force or effect. For avoidance of doubt, this agreement supersedes any and all prior written and/or verbal agreements.

23. Waiver and Modification. Any waiver, alteration or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by the Parties. Each Party, from time to time, may waive rights hereunder without affecting a waiver with respect to any subsequent occurrences or transactions under this Agreement.

24. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which taken together shall constitute one and the same instrument.

25. Ambiguities. It is agreed and understood that the general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event any language of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the Parties with respect to any such ambiguous language, consistent with the parole evidence rule.

26. Advice of Counsel. The Parties represent and agree that they have carefully read and fully understand all of the provisions of this Agreement, and the terms and conditions set forth herein, and that they are voluntarily entering into this Agreement. The Parties affirm that, prior to execution of this Agreement, they have consulted with counsel concerning the terms and conditions set forth herein or have had the opportunity to do so. Company shall reimburse Executive for the legal cost of having her attorney review the Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

THE COMPANY

LogicMark, Inc.

By:	/s/ Sherice Torres
Sherice Torres
Chair of the Compensation Committee

EXECUTIVE

By:	/s/ Chia-Lin Simmons
Chia-Lin Simmons

EXHIBIT A

The annual bonus criteria for Fiscal 2022 have been mutually agreed to by the Parties and are:

1)	Organization (25% of target)

●	Recruit and retain leaders in the marketing, sales, finance, operations, product development and technology functions.

●	All leadership members in place by December 31, 2022.

2)	Sales & Marketing (25% of target)

●	Ensure continuing contractual commitments from the VA under the new GSA contract encompassing current and new PERS products.

●	Establish direct sales and capabilities inside the organization.

●	Design appropriate sales incentive plans to reward selling success.

●	Develop a GSA marketing strategy.

●	Develop marketing/sales plans for expansion of current product portfolio/technology into new B2C and B2B markets.

3)	New Product Introduction (25% of target)

●	Deliver mobile app and Wi-Fi product

●	Execute a new product development program that begins development on CPaaS system.

●	Begin development of one additional hardware product

4)	Other (25% of target)

●	Launch a newly developed, state-of-the-art Company Web site for both commercial, organizational, and investor relations efficacy by September 30, 2022.

●	Develop and investors outreach program, including conference attendance, and increased analyst communication.

EXHIBIT B

Add simple release here with employee acknowledgement that all Company property and confidential material has been returned.